As filed with the Securities and Exchange Commission on January 10, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0843840
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California (858) 646-8300	92121
(Address of principal executive offices)	(Zip Code)

Senomyx, Inc. 2013 Equity Incentive Plan, as amended

(Full title of the plan)

John Poyhonen

President and Chief Executive Officer

Senomyx, Inc.

4767 Nexus Centre Drive
San Diego, California 92121

(Name and Address of Agent for Service)

(858) 646-8300

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Antony E. Rogers Senior Vice President and Chief Financial Officer Senomyx, Inc. 4767 Nexus Centre Drive San Diego, California 92121 (858) 646-8300	Thomas A. Coll, Esq. Charles J. Bair, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Larger accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to Be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock issuable under the 2013 Equity Incentive Plan, as amended (par value $0.001), including related rights to purchase Series A Junior Participating Preferred Stock	15,682,462 shares	(3)	$5.16	$80,921,504	$10,422.69
Total:	15,682,462 shares		N/A	$80,921,504	$10,422.69

(1)                                  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Act”) this Registration Statement also registers any additional shares of the Registrant’s common stock, par value $0.001, or the Common Stock, as may become issuable under any of the plans as a result of any stock split, stock dividend, recapitalization or similar event.

(2)                                  This estimate is made pursuant to Rule 457(h) of the Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on January 3, 2014, as reported on the Nasdaq Stock Market.

(3)                                  15,682,462 shares of Common Stock, which consists of 4,104,024 unallocated shares remaining available for the grant of new awards under the Registrant’s Amended and Restated 2004 Equity Incentive Plan, as amended (the “2004 Plan”), as of January 1, 2014 and 11,578,438 shares subject to outstanding stock awards granted under the 2004 Plan that on or after January 1, 2014 (i) expire or terminate for any reason prior to exercise or settlement; (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares or repurchased at the original issuance price; or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(a)                                 The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the Commission on March 15, 2013;

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2013, which was filed with the Commission on April 25, 2013, for the fiscal quarter ended June 30, 2013 which was filed with the Commission on August 1, 2013, and for the fiscal quarter ended September 30, 2013 which was filed with the Commission on November 12, 2013; and the Registrant’s Current Reports on Form 8-K filed with the Commission on March 15, 2013, April 11, 2013, April 17, 2013, June 14, 2013, July 11, 2013, September 24, 2013 and December 13, 2013;

(c)                                  The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed on February 14, 2005 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement.  Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the Delaware General Corporation Law (“DGCL”) the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Section 145 of the DGCL generally provides that a Delaware corporation has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted under applicable law, (ii) requires the Registrant to indemnify its directors and executive officers to the fullest extent permitted by the DGCL or other applicable law and (iii) provides the Registrant with the power, in our discretion, to indemnify its other officers, employees and other agents as set forth in the DGCL or other applicable law. The Registrant believes that these provisions of its certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the Registrant’s directors’ or officers’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of such director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that such director believes to be contrary to the Registrant’s best interests or the best interests of its stockholders, for any transaction from which such director derived an improper personal benefit, for acts or omissions involving a reckless disregard for such director’s duty to the Registrant or to its stockholders when such director was aware or should have been aware of a risk of serious injury to the Registrant or to its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of such director’s duty to the Registrant or to its stockholders, for improper transactions between such director and the Registrant and for improper loans to directors and officers. These provisions also do not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

As permitted by Delaware law, the Registrant has entered into indemnification agreements with each of its current directors and officers pursuant to the foregoing provisions. The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Exhibit Number

4.1	(1)	Amended and Restated Certificate of Incorporation.

4.2	(2)	Amended and Restated Bylaws.

4.3	(3)	Certificate of Designation of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of Delaware on February 14, 2005.

4.4	(1)	Form of Common Stock Certificate.

4.5	(3)	Form of Rights Certificate.

4.6	(3)	Rights Agreement, dated February 14, 2005 by and between the Registrant and Mellon Investor Services LLP.

5.1		Opinion of Cooley LLP.

23.1		Consent of Independent Registered Public Accounting Firm.

23.2		Consent of Cooley LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1		Power of Attorney is contained on the signature pages.

99.1		Senomyx, Inc. 2013 Equity Incentive Plan, as amended.

(1) Filed as an exhibit to, and incorporated by reference herein from, the Registrant’s Registration Statement on Form S-1 originally filed on March 29, 2004, as amended (File No. 333-113998).

(2) Filed as an exhibit to, and incorporated by reference herein from, the Registrant’s Current Report on Form 8-K filed on December 20, 2007.

(3) Filed as an exhibit to, and incorporated by reference herein from, the Registrant’s Form 8-K filed on February 15, 2005.

ITEM 9.  UNDERTAKINGS.

1.                                      The undersigned Registrant hereby undertakes:

(a)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 10, 2014.

SENOMYX, INC.

By:	/S/ JOHN POYHONEN
John Poyhonen
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Poyhonen and Antony E. Rogers, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN POYHONEN	President, Chief Executive Officer and Director (Principal Executive Officer)	January 10, 2014
John Poyhonen

/S/ ANTONY E.ROGERS	Senior Vice President and Chief Financial Officer (Principal Financial and	January 10, 2014
Antony E. Rogers	Accounting Officer)

/S/ KENT SNYDER	Chairman of the Board of Directors	January 10, 2014
Kent Snyder

/S/ ROGER D. BILLINGSLEY	Director	January 10, 2014
Roger D. Billingsley, Ph.D.

/S/ STEPHEN A. BLOCK	Director	January 10, 2014
Stephen A. Block, Esq.

/S/ MARY ANN GRAY	Director	January 10, 2014
Mary Ann Gray, Ph.D.

/S/ MICHAEL E. HERMAN	Director	January 10, 2014
Michael E. Herman

/S/ JAY M. SHORT	Director	January 10, 2014
Jay M. Short, Ph.D.

/S/ CHRISTOPHER J. TWOMEY	Director	January 10, 2014
Christopher J. Twomey

EXHIBIT INDEX

Exhibit Number

4.1	(1)	Amended and Restated Certificate of Incorporation.

4.2	(2)	Amended and Restated Bylaws.

4.3	(3)	Certificate of Designation of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of Delaware on February 14, 2005.

4.4	(1)	Form of Common Stock Certificate.

4.5	(3)	Form of Rights Certificate.

4.6	(3)	Rights Agreement, dated February 14, 2005 by and between the Registrant and Mellon Investor Services LLP.

5.1		Opinion of Cooley LLP.

23.1		Consent of Independent Registered Public Accounting Firm.

23.2		Consent of Cooley LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1		Power of Attorney is contained on the signature pages.

99.1		Senomyx, Inc. 2013 Equity Incentive Plan, as amended.

(1) Filed as an exhibit to, and incorporated by reference herein from, the Registrant’s Registration Statement on Form S-1 originally filed on March 29, 2004, as amended (File No. 333-113998).

(2) Filed as an exhibit to, and incorporated by reference herein from, the Registrant’s Current Report on Form 8-K filed on December 20, 2007.

(3) Filed as an exhibit to, and incorporated by reference herein from, the Registrant’s Form 8-K filed on February 15, 2005.